Exhibit 99

First South Bancorp Reports Record Quarterly Earnings

First South Bancorp, Inc., the holding company for First South Bank, reported record quarterly earnings of $765,070 for the quarter ended March 31, 2004. Income for the quarter on a per share basis, as restated to reflect the effect of the 3 for 2 stock split on March 5, 2004, was $ .55, a seventy-seven percent increase over the first quarter 2003 earnings. Income for the quarter equates to a return on average assets of 1.21 %, and a return of average stockholders' equity of 18.20 %.

As of March 31, 2004, total assets of First South Bancorp were $258.3 million, deposits were $220.6 million, and loans were $232.1 million. These totals represent one year increases from March 31, 2003, totals of 24.7%, 24.6%, and 32.7%, respectively.

Barry Slider, President & CEO, stated that, as pleased as he is with what the bank accomplished in the first quarter, he is equally pleased with how the first quarter's results were achieved. Though noting that there were numerous factors contributing to the success of the first quarter, he considered the quality which has been maintained in the loan portfolio as the most significant contributor to continued earnings improvement.